Exhibit 99.1

QWEST COMMUNICATIONS INTERNATIONAL INC.

QUARTERLY SEGMENT INCOME

(UNAUDITIED)

	2010			2009				2008
	Q3	Q2	Q1	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	(Dollars in millions)
Total segment revenue	$2,845	$2,824	$2,867	$2,905	$2,960	$3,001	$3,095	$3,218	$3,288	$3,292	$3,320
Total segment expenses	1,365	1,368	1,381	1,428	1,482	1,509	1,555	1,655	1,851	1,774	1,798

Total segment income	$1,480	$1,456	$1,486	$1,477	$1,478	$1,492	$1,540	$1,563	$1,437	$1,518	$1,522

Total margin percentage	52%	52%	52%	51%	50%	50%	50%	49%	44%	46%	46%
Total access lines	9,114	9,387	9,663	9,925	10,170	10,484	10,800	11,127	11,438	11,750	12,058
Business markets:
Revenue:
Strategic services	$432	$426	$417	$409	$398	$392	$385	$378	$357	$340	$326
Legacy services	430	434	447	453	464	478	492	494	510	521	533

Total strategic and legacy services	862	860	864	862	862	870	877	872	867	861	859
Data integration	157	142	135	148	153	132	124	163	158	133	116

Total revenue	1,019	1,002	999	1,010	1,015	1,002	1,001	1,035	1,025	994	975

Expenses:
Data integration	116	101	97	99	113	95	83	105	118	89	80
Customer service	25	23	28	29	28	28	28	34	38	18	31
Facilities	190	197	190	201	193	198	201	201	199	200	198
Segment overhead	28	38	31	31	30	30	33	25	35	33	30
Network, engineering and other operating	96	95	94	97	98	97	101	101	108	104	102
Customer acquisition and provisioning	149	159	159	160	154	159	173	183	175	180	169

Total expenses	604	613	599	617	616	607	619	649	673	624	610

Income	$415	$389	$400	$393	$399	$395	$382	$386	$352	$370	$365

Margin percentage	41%	39%	40%	39%	39%	39%	38%	37%	34%	37%	37%
Access lines(1)	1,913	1,942	1,969	2,003	2,036	2,067	2,102	2,146	2,190	2,205	2,225
Mass markets:
Revenue:
Strategic services	$380	$368	$365	$355	$347	$347	$349	$340	$334	$333	$326
Legacy services	785	795	818	841	859	889	921	948	978	996	1,031

Total strategic and legacy services	1,165	1,163	1,183	1,196	1,206	1,236	1,270	1,288	1,312	1,329	1,357
Qwest—branded wireless services(2)	—	—	—	4	20	33	55	89	116	126	129

Total revenue	1,165	1,163	1,183	1,200	1,226	1,269	1,325	1,377	1,428	1,455	1,486

Expenses:
Customer service	72	73	82	77	85	98	112	106	117	110	128
Facilities	31	31	42	36	41	47	57	76	114	122	122
Segment overhead	14	16	16	17	16	19	17	20	22	19	18
Network, engineering and other operating operating	264	250	245	261	272	265	252	269	304	276	283
Customer acquisition and provisioning	167	171	171	165	186	193	199	209	232	238	250

Total expenses	548	541	556	556	600	622	637	680	789	765	801

Income	$617	$622	$627	$644	$626	$647	$688	$697	$639	$690	$685

Margin percentage	53%	53%	53%	54%	51%	51%	52%	51%	45%	47%	46%
Broadband subscribers(1)	2,899	2,859	2,852	2,812	2,770	2,741	2,708	2,652	2,599	2,554	2,515
Video subscribers(1)	963	951	951	940	900	857	839	814	756	716	697
Wireless subscribers(1)	1,044	982	922	838	760	738	718	658	708	811	816
Access lines(1)	6,238	6,457	6,673	6,865	7,058	7,310	7,558	7,807	8,039	8,286	8,519
Wholesale markets:
Revenue:
Strategic services	$323	$318	$316	$309	$306	$307	$313	$316	$315	$312	$308
Legacy services	338	341	369	386	413	423	456	490	520	531	551

Total revenue	661	659	685	695	719	730	769	806	835	843	859

Expenses:
Customer service	13	11	15	14	19	24	31	26	28	30	29
Facilities	119	123	127	151	155	164	173	198	249	248	252
Segment overhead	11	9	11	11	13	12	12	14	11	12	12
Network, engineering and other operating	51	50	53	56	57	56	58	63	75	68	68
Customer acquisition and provisioning	19	21	20	23	22	24	25	25	26	27	26

Total expenses	213	214	226	255	266	280	299	326	389	385	387

Income	$448	$445	$459	$440	$453	$450	$470	$480	$446	$458	$472

Margin percentage	68%	68%	67%	63%	63%	62%	61%	60%	53%	54%	55%
Access lines(1)	963	988	1,021	1,057	1,076	1,107	1,140	1,174	1,209	1,259	1,314

(1)	We have updated our methodology for counting our subscribers and access lines where we provide the services. We now count broadband subscribers and access lines when we earn revenue associated with them. Our access line methodology includes only those access lines that provide services to external customers and excludes lines used solely by us and our affiliates and residential lines that we solely use to provide broadband services. Our new broadband methodology excludes business and wholesale markets customers from our broadband subscribers.

We have also updated our methodology for counting our partnership based video and wireless subscribers. We now count these subscribers when we earn revenue associated with them, regardless of whether we actually bill the subscribers for the services. Our new methodology also excludes business and wholesale markets customers from our wireless subscribers. Beginning in mid-2009 we began to earn an ongoing commission associated with video customers that we no longer bill so long as they remain active customers of DIRECTV. Because of the change in this commission we have begun to include them in our subscriber counts. We use this same methodology for our wireless subscribers. This methodology change has increased our video subscribers by approximately 57,000 at the end of the first quarter of 2010, an additional 3,000 subscribers at the end of the second quarter of 2010 and an additional 4,000 subscribers at the end of the third quarter of 2010. We believe the methodology updates described above align our subscribers and access lines with our revenue and better reflect our ongoing operations.

We have restated our subscribers and access lines reported as of September 30, 2009 to conform to the current period presentation. The table below quantifies these changes by segment:

	September 30, 2009
	Business Markets	Mass Markets	Wholesale Markets	Total
	(in thousands)
Previously reported access lines	2,468	7,045	1,048	10,561
Affiliates and us	(442)	—	—	(442)
Alignment to billed units	10	13	28	51

Currently reported access lines	2,036	7,058	1,076	10,170

Previously reported broadband subscribers	—	2,951	—	2,951
Excluding business and wholesale customers	—	(146)	—	(146)
Alignment to billed units	—	(35)	—	(35)

Currently reported broadband subscribers	—	2,770	—	2,770

Previously reported video subscribers	—	862	—	862
Alignment to billed units	—	38	—	38

Currently reported video subscribers	—	900	—	900

Previously reported wireless subscribers	—	786	—	786
Excluding business and wholesale customers	—	(1)	—	(1)
Alignment to billed units	—	(25)	—	(25)

Currently reported wireless subscribers	—	760	—	760

(2)	The decrease in Qwest-branded wireless services revenue in 2010 compared to 2009 is primarily due to fewer wireless subscribers as we transitioned to selling Verizon Wireless services. We recognize revenue from Verizon Wireless services on a net basis, whereas we recognized revenue from Qwest-branded wireless services on a gross basis. We categorize the revenue that we earn from our Verizon Wireless arrangement in strategic services revenue.